Exhibit (a)(1)(C)

ACTIVE POWER, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

ELECTION FORM

THIS OFFER EXPIRES AT 5:00 P.M., CENTRAL TIME, ON AUGUST 13, 2009,

UNLESS THE OFFER IS EXTENDED

Before signing this election form, please make sure you have received, read and understand the documents that comprise this offer to exchange certain options for new options (the “offer”), including (1) the Offer to Exchange Certain Options for New Options (referred to as the “Offer to Exchange”); (2) the email from James Clishem, our President and Chief Executive Officer, dated July 16, 2009; (3) this election form, together with its instructions; and (4) the withdrawal form, together with its instructions. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees the opportunity to exchange eligible options for new options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 5:00 p.m., Central Time, on August 13, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms and conditions outlined in the offer documents, the number of new options that you receive in exchange for your eligible options if you participate in the offer, will be based on the per share exercise price of your exchanged options, as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options granted to you by Active Power with an exercise price of at least $0.95 per share under our 2000 Stock Incentive Plan that were granted on or before July 16, 2008, and remain outstanding and unexercised as of the expiration date of the offer, currently expected to be August 13, 2009. Each new option will have a per share exercise price equal to the closing price of a share of Active Power common stock on the new option grant date, currently expected to be August 13, 2009, and a term of 5.73 years from the new option grant date. Each new option will be scheduled to vest at to 50% of the shares subject to the new option on the first anniversary date following the new option grant date and the remaining 50% of the new options will vest quarterly over the subsequent 2-year period. See Section 9 of the Offer to Exchange for further details. Vesting on any date is subject to your continued service with Active Power through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

To participate in the offer to exchange some or all of your eligible options, you must complete and submit your election form by fax or email by 5:00 p.m., Central Time, on August 13, 2009, unless extended, to Jennifer Crow at the fax number (512) 836-4511 or email at jennifercrow@activepower.com. Only election forms that are complete, signed, dated and actually received by us by the deadline will be accepted. Election forms may be submitted only via fax or email. Elections submitted by any other means, including hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind after you have submitted an election form and withdraw some or all of your eligible options from the offer at any time by the expiration date. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive by the expiration date.

If you choose to participate in the offer, please select the appropriate box. To help you recall your outstanding eligible options, please refer to the Personnel Summary that lists your eligible options, the grant date of your eligible options, vesting schedule of your eligible options, the exercise price of your eligible options, the maximum expiration date of the eligible options and the number of outstanding shares subject to your eligible options. If you did not receive a Personnel Summary or need an additional copy of your Personnel Summary, you may contact Jennifer Crow, our Finance Manager, by phone at (512) 744-9254, by fax at (512) 836-4511, or by email at jennifercrow@activepower.com.

☐ Yes, I wish to participate in the offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be August 13, 2009.

OR

☐ Yes, I wish to participate in the offer as to some of my eligible option grants listed below:

(please list each eligible option you wish to elect)

Grant Number	Grant Date
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________

My eligible options that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be August 13, 2009.

I understand that this election form will replace any election form and any withdrawal form I previously submitted.

Eligible employees located in the United Kingdom: Complete the Deed of Release attached as Exhibit A and submit it with this Election Form.

EXHIBIT A

DEED OF RELEASE

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

DATED	2009

(Name of Optionholder)

- and -

ACTIVE POWER, INC.

DEED OF RELEASE

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

Berlin  |  Brussels  |  Cambridge  |  Dubai  |  Düsseldorf  |  Frankfurt  |  Hamburg  |   London  |  Munich  |  Paris  |  Beijing  |  Shanghai  |  Alicante

THIS DEED OF RELEASE is made on                                          2009

(Date)

BETWEEN

(1)	of (the “Optionholder”); and

(Name)                                 (Address)

(2)	ACTIVE POWER, INC. (incorporated in the State of Delaware) whose principal executive office is at 2128 Braker Lane, BK12, Austin, Texas 78746, United States of America (the “Company”).

AGREED TERMS

(A)	The Company has granted the Optionholder option(s) to acquire shares of common stock in the Company (the “Option(s)”) under the Active Power, Inc. 2000 Stock Incentive Plan.

(B)	The Optionholder has decided to enter into this Deed to release Option(s).

IT IS THEREFORE AGREED AS FOLLOWS:

1.	RELEASE OF OPTION(S)

The Optionholder:

(a)	irrevocably releases the Company from all its obligations in respect of the Option(s) that the Optionholder has elected to exchange for new options pursuant to the Company’s Offer to Exchange Certain Options for New Options, dated 16 July 2009 (the “Offer”) and that are cancelled pursuant to the Offer (the “Exchanged Option(s)”); and

(b)	confirms that upon the date the Exchanged Option(s) are cancelled pursuant to the Offer, the Optionholder shall have no right, title or interest in the Exchanged Option(s) and the Optionholder shall not bring, commence or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with the Exchanged Option(s) against the Company and agrees to surrender to the Company the original agreement(s) relating to such Exchanged Option(s) forthwith.

2.	GENERAL PROVISIONS

2.1	This Deed may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. Any party to this Deed may enter into this Deed by executing any such counterpart.

2.2	This Deed shall be governed by and construed in accordance with the law of England and Wales and each party agrees to submit to the exclusive jurisdiction of the courts of England and Wales.

2.3	No person who is not a party to this Deed shall have any right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS the parties have executed and delivered this Deed as a deed on the day and year first before written

SIGNED as a DEED by the said (name) in the presence of: Witness’s signature: Name: Address: Occupation:	) ) )
SIGNED as a DEED by ACTIVE POWER, INC. acting by the under-mentioned person(s) acting on the authority of the Company in accordance with the laws of the territory of its incorporation:	) ) ) ) ) ) )

Authorised signatory

SUBMIT NO LATER THAN 5:00 P.M., CENTRAL TIME, ON AUGUST 13, 2009

(UNLESS THE OFFER IS EXTENDED).

Election Form Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I understand that I may change my election at any time by completing and submitting a new election and/or withdrawal no later than 5:00 p.m. Central Time, on August 13, 2009 (unless the offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.

3. If my employment with Active Power terminates before the offer expires, I understand that I will cease to be an eligible employee under the terms of the offer and any election that I have made prior to the termination of my employment with Active Power to exchange my eligible options will be ineffective. As a result, my eligible options will not be exchanged under the offer and I will not receive new options.

4. I agree that decisions with respect to future grants under any Active Power equity compensation plan will be at the sole discretion of Active Power.

5. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Active Power, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) Active Power may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6. I agree that: (i) the value of any new options and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the offer value of any new options granted pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7. Neither my participation in the offer nor this election shall be construed so as to grant me any right to remain in the employ of Active Power or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

8. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Active Power and its subsidiaries and affiliates. I understand that Active Power and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Active Power, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.

9. Regardless of any action that Active Power or a subsidiary or affiliate of Active Power takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Active Power and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by Active Power and/or its subsidiaries. Finally, I agree to pay to Active Power or its subsidiary any amount of Applicable Withholdings that Active Power or its subsidiary may be required to withhold as a result of my participation in the offer if Active Power does not satisfy the Applicable Withholding through other means.

10. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this election in English and I agree to be bound accordingly.

11. I acknowledge and agree that none of Active Power or a subsidiary or affiliate of Active Power, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

12. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this election form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Active Power upon any questions relating to the offer and this election will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

13. I further understand that if I submit my election form, Active Power intends to send me a confirmation of my election via email at my Active Power email address, if any, or if none, at my personal email address as I have provided to Active Power below, within two U.S. business days after the submission of my election. If I have not received a confirmation, I understand that it is my responsibility to ensure that my election form has been received no later than 5:00 p.m. Central Time, on August 13, 2009. I understand that only responses that are complete, signed, dated and actually received by Active Power by the deadline will be accepted.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date

Employee Name (Please print)

Employee Email Address

ELECTION FORM INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Election Form.

If you choose to participate in the offer, you must fax or email the election form by the expiration date, currently expected to be 5:00 p.m., Central Time, on August 13, 2009, by doing the following:

1.	Properly complete, sign and date the election form; and

2.	Fax or email the properly completed election form to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

We must receive your properly completed, signed, dated and submitted election form by the expiration date, currently expected to be 5:00 p.m., Central Time, on August 13, 2009.

The delivery of all documents, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us. We intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you have not received an email confirmation that we have received your election form, it is your responsibility to confirm that we have received your election form. Only responses that are properly completed, signed, dated and actually received by Active Power by the deadline by fax at (512) 836-4511 or email at jennifercrow@activepower.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Our receipt of your election form is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 13, 2009.

Active Power will not accept any alternative, conditional or contingent tenders. Although it is our intent to provide you with confirmation of receipt of this election, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be August 13, 2009.

2.	Withdrawal and Additional Tenders.

Tenders of eligible options made through the offer may be withdrawn at any time on or before 5:00 p.m., Central Time, on August 13, 2009. If Active Power extends the offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. In addition, although Active Power currently intends to accept your validly tendered eligible options promptly after the expiration of the offer, if we have not accepted your options by 11:00 p.m., Central Time, on September 10, 2009, you may withdraw your tendered eligible options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must fax or email the withdrawal form while you still have the right to withdraw the tendered eligible options, by doing the following:

1.	Properly complete, sign and date the election form; and

2.	Fax or email the properly completed election form to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836-4511

Email: jennifercrow@activepower.com

Your withdrawal must be submitted before the offer expires in accordance with the procedures described in these instructions. You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer unless you properly re-elect to exchange those eligible options on or before the expiration date.

To re-elect to exchange some or all of your withdrawn eligible options or to elect to exchange additional eligible options, you must submit a new election via fax or email to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836-4511

Email: jennifercrow@activepower.com

Your new election must be submitted in accordance with the procedures described in the instructions herein. Since any prior election will be disregarded, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the eligible options you want to exchange and must be signed and clearly dated after the date of any election and any withdrawal you previously submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form and/or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form and/or withdrawal form we receive on or before the expiration date.

The delivery of all documents, including withdrawal forms, is at your own risk. Only responses that are properly completed, signed, dated and actually received by Active Power by the deadline via fax at (512) 836-4511 or email at jennifercrow@activepower.com will be accepted. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. We intend to confirm the receipt of your withdrawal form by email within two U.S. business days of receiving your withdrawal form. If you have not received an email confirmation that we have received your withdrawal form, it is your responsibility to confirm that we have received your withdrawal form.

3.	Tenders.

If you intend to tender eligible options through the offer, you must tender all of your shares subject to each eligible option grant. You may pick and choose which of your eligible options you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4.	Signatures on this Election Form.

The election form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Active Power of the authority of that person to act in that capacity must be submitted with this election.

5.	Other Information on this Election Form.

In addition to signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current email address.

6.	Requests for Assistance or Additional Copies.

Any questions should be directed to:

John K. Penver

Chief Financial Officer

Active Power, Inc.

Tel: (512) 744 9234

Fax: (512) 836 4511

Email: johnpenver@activepower.com

Any requests for additional copies of the Offer to Exchange or this election form may be directed to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Phone: (512) 744 9254

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

Copies will be furnished promptly at Active Power’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election must be received no later than 5:00 p.m., Central Time (unless the offer is extended), on August 13, 2009, via fax or email to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the email from James Clishem, our President and Chief Executive Officer, dated July 16, 2009, this election form, together with its instructions and the withdrawal form, together with its instructions, before deciding whether or not to participate in the offer.

9.	Important Tax Information.

Please refer to Section 14 and Schedules C through G of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.